UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NEW ERA ENERGY & DIGITAL, INC.
(Name of Registrant As Specified In Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 10, 2026, New Era Energy & Digital, Inc., a Nevada corporation, issued a press release in connection with the upcoming Special Meeting of its Stockholders, a copy of which immediately follows this page.

New Era Energy & Digital Announces Change of Date of
Special Meeting of its Stockholders

MIDLAND, Texas — April 10, 2026 — New Era Energy & Digital, Inc. (“New Era” or the “Company”) (NASDAQ: NUAI) today announced the postponement of the Special Meeting of its Stockholders (the “Special Meeting”), originally scheduled for April 15, 2026, at 10:00 a.m. Eastern Time, via live webcast and by teleconference, to approve the proposal related to the issuance of shares of the Company’s common stock, $0.0001 par value per share, to SharonAI, Inc. (“SharonAI”) pursuant to that certain Membership Interest Purchase Agreement, dated January 16, 2026, by and between the Company and SharonAI. The Company has decided to postpone the Special Meeting to allow additional time for the Company to supplement disclosure in the definitive proxy statement (the “Proxy Statement”) to provide information with respect to certain events since the filing and mailing of the Proxy Statement, which supplemental disclosure will be included in a supplement to the Proxy Statement filed by the Company. There is no change to the purpose or any of the proposals to be acted upon at the Special Meeting.

The Special Meeting will now be held on April 16, 2026, at 10:00 a.m. Eastern Time, via live webcast and by teleconference, using the following information:

Telephone access (listen-only):
Within the U.S. and Canada: +1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 3858702#
Webcast: https://www.cstproxy.com/neweraenergydigital/sm2026

The record date for the Special Meeting remains March 3, 2026 (the “Record Date”), and all of the Company’s stockholders as of the Record Date are entitled to vote at the Special Meeting. Stockholders of the Company who have not already voted, or wish to change their vote, are strongly encouraged to submit their proxies as soon as possible. Valid proxies previously submitted by stockholders will continue to be valid for purposes of the postponed Special Meeting.

If you have any questions or need assistance voting your shares, please call us at (432) 695-6997 or our proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565. More details about the proposals to be voted upon at the Special Meeting can be found in the Proxy Statement, which is available at www.sec.gov.

About New Era Energy & Digital, Inc.

New Era is a developer and operator of next-generation digital infrastructure and integrated power assets.

Contacts:

New Era Energy & Digital, Inc. Investor and Media Contact:

OG Advisory Group
Lincoln Tan
nuai@orangegroupadvisors.com